Exhibit 2.3


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT
                               NEW HAVEN DIVISION

In re:                              :
                                    :
INFORMATION MANAGEMENT              :       CHAPTER 11
ASSOCIATES, INC. d/b/a IMA,         :
                                    :       CASE NO. 00-33268(LMW)
                    Debtor          :

                  SECOND AMENDMENT TO PLAN OF REORGANIZATION OF
                INFORMATION MANAGEMENT ASSOCIATES, INC. D/B/A IMA
                -------------------------------------------------

        Information Management Associates, d/b/a IMA, by its undersigned attorneys, hereby amends its Plan of Reorganization dated November 14, 2001, As Amended as follows:

        1.     Section 3.4 to state:

               Class 4 Interests. Subject to the provisions of Section 9.4 of the Plan, the holders of Class 4 Interests shall retain their Interests. The Debtor shall distribute the Surplus Property to the holders of Allowed Class 4 Interests in proportion to the respective interests.

        2.     Section 9.4 to state:

               Dissolution of the Debtor. Except for the right to receive distributions in accordance with this Plan, all other rights and interests of holders of interests in Class 4, including, but not limited to, their right to approve the dissolution of the Debtor as set forth in Section 33-881 of the Connecticut Business Corporation Act, shall terminate upon the entry of



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               an order confirming this Plan, and any certificates or book entries previously evidencing the ownership of shares of stock of the Debtor shall become null and void. The holders of interests in Class 4 of record on the close of business on December 24, 2001, as determined by the records of the Debtor's transfer agent, will be entitled to distributions under this Plan. The Debtor shall file a Certificate of Dissolution with the Secretary of State of Connecticut as soon as practicable after the filing of such certificate is authorized by the Board of Directors of the Debtor, without the need for obtaining the approval of the holders of interests in Class 4, as set forth above, but in any event, no later than the 60th day after final distribution to holders of interests in Class 4. After such filing, the Debtor shall continue its corporate existence solely for the purpose of winding up and liquidating its business and affairs, as authorized by the Connecticut Business Corporation Act.

        Dated this 26th day of December 2001 at Bridgeport, Connecticut.

                           ZEISLER & ZEISLER, P.C.
                           Attorneys for Information Management Associates, Inc.

                           By:    /s/ James Berman
                                  ------------------------------
                                  James Berman (ct06027)
                                  558 Clinton Avenue
                                  P.O. Box 3186
                                  Bridgeport, CT 06605-0186
                                  (203) 368-4234


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